CONTACT:
Steven P. Eschbach, CFA
203-825-6000
seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter 2004 Results, Fiscal Year Accomplishments To Date

Acquired Global Thermoelectric Inc.
Received New Orders For Three Direct FuelCell® (DFC®) Power Plants
Commissioned Three New DFC Power Plants

Danbury, Conn., March 8, 2004 -- FuelCell Energy, Inc. (NasdaqNM:FCEL) (the Company), a leading manufacturer of stationary fuel cell power plants for distributed generation, today reported a net loss for the first quarter of fiscal 2004 of $27.9 million or $0.59 per basic and diluted share, which includes a one time charge of $12.2 million or $0.26 per basic and diluted share related to purchased in-process research and development from its acquisition of Global Thermoelectric Inc. (Global).  The adjusted net loss per share without this acquisition-related charge would have been $0.33 per basic and diluted share.

Global Thermoelectric Acquisition

FuelCell Energy acquired Global to enhance its solid oxide fuel cell (SOFC) technology base and strengthen its capabilities under the 10-year, $139 million Solid State Energy Conversion Alliance (SECA) project award from the U.S. Department of Energy.  The Company acquired all of the outstanding common stock of Global by issuing 8.2 million common and exchangeable shares of FuelCell Energy.  In addition to intellectual property, the Company added highly skilled SOFC technology personnel, physical assets including pilot testing and production facilities, a profitable thermoelectric generator (TEG) product line with a strong management team, and $55.8 million in cash.

Global's financial results have been reported in FuelCell Energy's financial reporting beginning on November 3, 2003.  FuelCell Energy's financial data prior to the acquisition has not been restated to include Global's financial data.  The acquisition has been recorded under the purchase method of accounting.

Financial Results

Cash, cash equivalents and investments (U.S. Treasuries) on hand as of January 31, 2004 totaled $193.1 million, which includes the cash and investments received in the Global acquisition.  Consolidated cash and investments used during the three months ended January 31, 2004 was $16.1 million compared to $20.1 million for the comparable period a year ago.  Approximately, $4.2 million of cash was used by Global during the first quarter.

FuelCell Energy reported a net loss for the first quarter of fiscal 2004 of $27.9 million or $0.59 per basic and diluted share, including a charge of $12.2 million for the write-off of purchased in-process research and development expense related to the acquisition of SOFC technology acquired with Global.  Adjusted Net Loss and Adjusted Basic and Diluted Loss Per Share were $15.7 million and $0.33, respectively, for the three months ended January 31, 2004 (see reconciliation chart included in the financial tables).  This compares to a net loss of $16.0 million, or $0.41 per basic and diluted share, during the same quarter of the previous year.

 FuelCell Energy Reports First Quarter 2004 Financial Results

FuelCell Energy's consolidated revenue for the first quarter of fiscal 2004 was $13.3 million compared to $10.3 million for the first quarter of fiscal 2003.  The increase in revenue is primarily due to the inclusion of the TEG product line in our results.  Components of revenue and costs are as follows:

  Research and development contract revenue for the first quarter of fiscal 2004 was $5.4 million compared to $5.5 million in the same period of a year ago.  The cost of research and development contract revenue increased by approximately $0.4 million in the first quarter of fiscal 2004 due to the mix of cost-share contracts during the current quarter compared to the first quarter of fiscal 2003.
  Fuel cell product sales were $2.0 million for the first quarter of fiscal 2004 compared to $4.8 million in the same period of a year ago.  The decline in product sales and revenues and costs of product sales and revenues is due to the current production schedule and customer requirements.  As of January 31, 2004, our fuel cell product sales backlog totaled approximately $16.3 million, up from $14.4 million in the same period a year ago.
  TEG product sales were $5.9 million in the three months ended January 31, 2004.  Costs of TEG product sales were $4.4 million.  As part of our acquisition of Global, we acquired $2.0 million of intangibles related to customer relationships and backlog.  Amortization of approximately $0.4 million was recorded as costs of products sales in the TEG product line during the three months ended January 31, 2004.

Administrative and selling expenses were approximately $4.2 million for the quarter compared to $3.1 million in the same period of the prior year.  This increase was primarily due to our acquisition of Global, which accounted for approximately $0.8 million of the total increase.  The remaining increase is due to higher legal and professional fees, as well as franchise taxes, over the prior year.

Research and development expenses for the quarter were $6.1 million compared to $2.1 million recorded in the same period of the prior year.  Of this increase, approximately $3.2 million is related to increased costs for SOFC and TEG research and development as a result of the Global acquisition. The remaining increase is primarily related to higher product development costs including personnel focused on our "cost-out" program, which began implementation in fiscal 2003.  These continuing efforts are expected to: reduce material costs, simplify design, improve manufacturing yields, reduce product assembly labor, and reduce production cycle time of our DFC power plants.

The purchased in-process research and development expense totaling $12.2 million is the purchase price allocation related to Global's research in SOFC technology.  We have expensed this charge upon Global's acquisition in accordance with purchase accounting standards.

Total capital expenditures for the first quarter of fiscal 2004 was $0.4 million.  Depreciation and amortization expense (including the amortization of purchased intangibles) for the first quarter of fiscal 2004 was $2.4 million.

Significant Progress in 2004

"We have made significant progress towards our goals for 2004, including delivering and commissioning DFC power plants at key customer sites around the world, receiving new orders including: our first power purchase agreement, adding Enbridge as our distribution partner in Canada, making excellent progress on our 'cost out' program, and integrating Global into our operations," said Jerry D. Leitman, Chairman and CEO of FuelCellEnergy.  "We have solidified our position as the leader in stationary fuel cell power and have a strong base for continued growth of our business in 2004."

 FuelCell Energy Reports First Quarter 2004 Financial Results

Summary Highlights

  Completed the acquisition of Global and began integrating it into FuelCell Energy's existing operations.  The Company is continuing its evaluation of the TEG product line to determine its strategic fit.

  Added Enbridge Inc., a leader in energy transportation and distribution in North America and internationally, as a new distribution partner for its DFC products, focusing on opportunities in the Canadian market.  Enbridge is focusing on DFC product sales for target applications such as wastewater treatment facilities, universities, office buildings, industrial facilities and utilities.

  Received a new order for a DFC300A power plant for the Salt River Project, an entity that provides electricity to nearly 800,000 retail customers in Phoenix.  The DFC power plant will be located at the Arizona State University East Campus in Mesa, Arizona, and will feed electricity into Salt River Project's local grid.

  Received a new order for two DFC300A power plants for the City of Santa Barbara.  This is FuelCell Energy's first long-term power purchase agreement and is part of a joint venture with Alliance Power, one of the Company's North American distribution partners.  This California project will provide heat and power to Santa Barbara's El Estero Wastewater Treatment Plant and operate on digester gas from the facility.

  Commissioned three new 250-kilowatt DFC power plants at customer sites, including a municipal wastewater treatment facility for the City of Fukuoka in Japan, one at Grand Valley State University in Michigan, and one at Ocean County College in New Jersey.  The Company's power plants have now generated over 27 million kilowatt hours of electricity at customer sites throughout the world.

  Completed the installation of four additional DFC power plants at customer sites - a DFC300A power plant for an industrial facility at the Japan Exploration and Petroleum Company (JAPEX); two DFC300A power plants for an industrial facility at Seiko Epson in Japan; and the Company's first megawatt-class power plant, at King County, Washington.  These units are expected to be commissioned later this quarter, and FuelCell Energy will then have 26 units in operation at customer sites worldwide.

  Established product cost-out targets for 2004, 2005 and 2006 based on the progress  achieved in 2003.  The Company's comprehensive cost-out program focuses on all areas of its core DFC products, including mechanical and electrical balance of plant, fuel cell stacks and modules, as well as purchasing, production, delivery, installation and service.  Cost reduction efforts are also underway externally by our component vendors, packagers, materials suppliers, distribution partners and customers.

  FuelCell Energy's DFC300A power plant became the first fuel cell power system to be certified for operation, construction and performance under the new ANSI/CSA America FC 1-2004, Stationary Fuel Cell Power Systems standard.  This builds upon earlier certifications received last year, including grid interconnection under California's "Rule 21" standard and being designated as an 'ultra-clean' technology under the California Air Resources Board stringent distributed generation emissions standards for 2007.  These certifications are expected to reduce the time, expense and complexity for installing our DFC power plants at customer sites and enhance the eligibility for incentive funding.

  Our North American distribution partner, Caterpillar Inc., announced the market introduction of a megawatt-class hybrid power system that incorporates our DFC power plants providing the base load power requirements with Caterpillar's gas engines providing the peaking, load-following and back up energy needs.  This is expected to provide customers a clean, efficient total power system with a favorable environmental footprint.

  Filed a shelf registration statement with the Securities and Exchange Commission for $100 million in various securities.  The Company intends to use the net proceeds from any sale of securities offered pursuant to the registration statement for general corporate purposes, which may include increased marketing and market development activities, expansion of its manufacturing facilities and other capital expenditures, product development, increased working capital and research and development of fuel cell technologies.

 FuelCell Energy Reports First Quarter 2004 Financial Results

Conference Call Information

A conference call is scheduled for 10:00 A.M. EST on March 9, 2004 to review results and discuss the Company's outlook.  Listeners can gain access to the call live over the Internet by clicking on the web cast link on the Company's homepage at www.fuelcellenergy.com.  A playback version will be available for seven days after the call by calling 800-642-1687 for the U.S./Canada and 706-645-9291 for international.  The confirmation number is 5791779.

About Direct FuelCells

Direct FuelCells efficiently generate clean electricity at distributed customer locations, including hospitals, schools, universities, hotels and other commercial and industrial facilities, as well as in grid-support applications for utility customers. Direct FuelCells operate similar to large, continuously operating batteries except utilize a fuel to generate electricity, such as natural gas or digester gas from wastewater treatment facilities.  DFC power plants are hydrogen generators, and because of this are ready today and do not require the creation of a hydrogen infrastructure.  This high-efficiency technology generates more electric power from less fuel and with less carbon dioxide emissions than traditional combustion methods.  The sub-megawatt fuel cell power plant is a collaborative effort using Direct FuelCell® technology of FuelCell Energy and the Hot Module® balance of plant design of MTU CFC Solutions, GmbH, a subsidiary of DaimlerChrysler.

About Solid Oxide Fuel Cells

In April 2003, FuelCell Energy was selected by the U.S. Department of Energy (DOE) to lead a project team for its $139 million Solid State Energy Conversion Alliance (SECA) program.  The goal of the SECA program is to accelerate the commercialization of low-cost solid oxide fuel cells for residential, commercial and light industrial applications ranging in product size from 3 to 10 kilowatts each for applications up to 100 kWh.  To strengthen our commercialization capabilities for this contract, we made two strategic investments in SOFC technology; our investment in Versa Power Systems and our acquisition of Global.  If successfully commercialized, these products would be complementary to our larger scale DFC product line.

About Thermoelectric Generators

Thermoelectric generators (TEGs) are used as a source of electrical power in remote areas.  TEG applications include providing power for pipeline cathodic protection systems, telecommunications and remote monitoring systems.  Global has developed TEGs into a line of products incorporating solid state controls, automatic startup and shutdown, and options such as inverters to supply AC electricity.  Global offers several types of generator products ranging in power output from 15 to 550 watts depending on options such as desired output voltage, automatic shutdown whether fueled by propane or natural gas.  To date, sales have been made to customers in 47 countries.

About FuelCell Energy, Inc.

FuelCell Energy, Inc., based in Danbury, Connecticut, is a world leader in the development and manufacture of high temperature hydrogen fuel cells for clean electric power generation, currently offering DFC power plant products ranging in size from 250 kilowatts to 2 megawatts for applications up to 50 megawatts.  Its subsidiary, Global Thermoelectric Inc., is a leader in the development of solid oxide fuel cell (SOFC) products and the world's largest manufacturer and distributor of thermoelectric stationary power generators for use in remote locations.

 FuelCell Energy Reports First Quarter 2004 Financial Results

The Company has developed commercial distribution alliances for its carbonate Direct FuelCell technology with MTU CFC Solutions in Europe; Marubeni Corporation in Asia; Enbridge Inc. in Canada; Caterpillar, PPL Energy Plus, Chevron Energy Solutions and Alliance Power in the U.S.  FuelCell Energy is developing Direct FuelCell technology for stationary power plants with the U.S. Department of Energy through its Office of Fossil Energy's National Energy Technology Laboratory.  More information is available at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, integration of the Company's acquisition of Global Thermoelectric Inc., changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

(Financial tables attached)

 FuelCell Energy Reports First Quarter 2004 Financial Results

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2004	2003
Revenues:
Research and development contracts	$5,366	$5,459
Product sales and revenues	7,973	4,834
Total revenues	13,339	10,293

Costs and expenses:
Cost of research and development contracts	7,471	7,110
Cost of product sales and revenues	11,977	14,948
Administrative and selling expenses	4,220	3,130
Research and development expenses	6,110	2,081
Purchased in-process research and development	12,200	--
Total costs and expenses	41,978	27,269

Loss from operations	(28,639)	(16,976)

License fee income, net	67	68
Interest expense	(38)	(37)
Interest and other income, net	918	919

Loss before provision for income taxes	(27,692)	(16,026)

Provision for income taxes	170	--

Net loss	$(27,862)	$(16,026)

Loss per share:
Basic and diluted loss per share	$(0.59)	$(0.41)

Basic and diluted weighted average shares outstanding	47,368,764	39,306,991

 FuelCell Energy Reports First Quarter 2004 Financial Results

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	January 31, 2004 Unaudited	October 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$82,940	$41,000
Investments: U.S. treasury securities	101,742	93,750
Accounts receivable, net	11,548	4,948
Inventories, net	17,584	15,954
Other current assets	4,421	5,140
Total current assets	218,235	160,792

Property, plant and equipment, net	51,211	39,778
Investments: U.S. treasury securities	8,416	18,690
Goodwill	13,790	--
Other assets, net	4,066	4,103
Total assets	$295,718	$223,363

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$327	$323
Accounts payable	6,559	6,667
Accrued liabilities	10,016	5,369
Deferred license fee income	262	37
Deferred revenue	7,321	4,398
Total current liabilities	24,485	16,794

Long-term debt and other liabilities	2,184	1,484
Total liabilities	26,669	18,278

Shareholders' equity
Common stock ($.0001 par value); 150,000,000 shares authorized at January 31, 2004 and October 31, 2003; 47,695,157 and 39,423,133 shares issued and outstanding at January 31, 2004 and October 31, 2003, respectively	5	4
Preferred shares of subsidiary	9,384	--
Additional paid-in capital	423,000	340,559
Accumulated deficit	(163,340)	(135,478)
Total Shareholders' equity	269,049	205,085

Total liabilities and Shareholders' equity	$295,718	$223,363

 FuelCell Energy Reports First Quarter 2004 Financial Results

FUELCELL ENERGY, INC.
Reconciliation from Reported Net loss and loss per share to
Adjusted net loss and Adjusted loss per share
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2004	2003

Net loss as reported	$(27,862)	$(16,026)

Purchased in-process research and development	12,200	--

Adjusted net loss	$(15,662)	$(16,026)

Basic and diluted loss per share, as reported	$(0.59)	$(0.41)

Purchased in-process research and development	0.26	--

Adjusted basic and diluted loss per share	$(0.33)	$(0.41)

____

  On November 3, 2003, FuelCell Energy completed the acquisition of Global Thermoelectric Inc. (Global) and combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore FuelCell Energy's financial data prior to the acquisition has not been restated to include Global's financial data. Global's financial results have been reported in FuelCell Energy's financial reporting beginning on November 3, 2003.

  "Adjusted Net Loss" and "Adjusted Basic and Diluted Loss Per Share" are defined as reported net loss and reported basic and diluted loss per share excluding the impact of the purchased in-process research and development charge taken in conjunction with the acquisition of Global.  These are not GAAP financial measures.
  As required by Financial Accounting Standards Board Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4")", the portion of the purchase price allocated to in-process research and development (related to Global's research of Solid Oxide Fuel Cells) of $12.2 million was expensed in the three-month period ended January 31, 2004.  Purchased in-process research and development is excluded from Adjusted net loss as this is a one-time charge to the purchase accounting of our acquisition of Global.
  The Company has used non-GAAP pro forma financial measures in analyzing financial results because they provide meaningful information regarding the Company's operational performance and facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results.  The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.

  These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

 FuelCell Energy Reports First Quarter 2004 Financial Results

FUELCELL ENERGY, INC.
SEGMENT REVENUES AND COSTS
(UNAUDITED)
(Dollars in thousands)

	Three Months ended January 31, 2004(1)
	Fuel Cells	Generators	Consolidated
Revenues
Research and development	$ 5,366	$ --	$ 5,366
Product sales and revenues	2,028	5,945	7,973
Total Revenues	7,394	5,945	13,339

Costs and expenses
Cost of research and development contracts	7,471	--	7,471
Cost of product sales and revenues	7,623	4,354	11,977
Administrative and selling expenses	3,701	519	4,220
Research and development expenses	5,865	245	6,110
Purchased in-process research and development	12,200	--	12,200
Total Costs and expenses	36,860	5,118	41,978

(Loss) income from operations	$ (29,466)	$ 827	$ (28,639)
	Three Months ended January 31, 2003(2)
	Fuel Cells	Generators	Consolidated
Revenues
Research and development	$ 5,459	$ --	$ 5,459
Product sales and revenues	4,834	--	4,834
Total Revenues	10,293	--	10,293

Costs and expenses
Cost of research and development contracts	7,110	--	7,110
Cost of product sales and revenues	14,948	--	14,948
Administrative and selling expenses	3,130	--	3,130
Research and development expenses	2,081	--	2,081
Total Costs and expenses	27,269	--	27,269

Loss from operations	$ (16,976)	$ --	$ (16,976)

____

1)    On November 3, 2003 we acquired Global Thermoelectric Inc. As a result of this acquisition, we began operating in two business segments: research, development and sales of fuel cell technology and the commercial manufacturing and sale of thermoelectric generators.

2)    During the three months ended January 31, 2003 we operated in one business segment: research, development and sales of fuel cell technology.